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EXHIBIT II



                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE






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
                                                     Three Months Ended June 30,            Six Months Ended June 30,
                                                     -----------------------------      -----------------------------
                                                        2003                2002             2003              2002
                                                        ----                ----             ----              ----
Earnings (Loss) per share:

BASIC NET INCOME (LOSS) PER COMMON SHARE
Numerator:
       Income (Loss) from continuing operations       $     15,083     $    517,225     $   (959,387)     $    669,136

Denominator:
       Weighted average common shares outstanding        8,224,949        8,185,921        8,224,949         8,170,955
       Effect of dilutive securities
             Conversion of preferred stock               3,014,380        3,014,380        3,014,380         3,014,380
              Common stock equivalents from
               warrants and options                        964,962                -          964,962                 -
                                                      ------------     ------------     ------------      ------------
Denominator for diluted earnings per common share       12,204,291       11,200,301       12,204,291        11,185,335
                                                      ============     ============     ============      ============

       Basic net income (loss) per common share       $       0.00     $       0.06     $      (0.12)     $       0.08
       Diluted net income (loss) per common share     $       0.00     $       0.05     $      (0.08)     $       0.06
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